Exhibit 10.1

August 10, 2026

PERSONAL AND CONFIDENTIAL

Via Electronic Mail Only

Almog Adar

almog.adar@golifeward.com

Re:       Transition and Separation Agreement

Dear Almog:

This letter will serve as written notice that your employment with Lifeward, Inc. (the “Company”) is terminating on the terms described below. This letter also sets forth the terms of a transition and separation agreement between you and the Company (the “Agreement”).

Regardless of whether you enter into the Agreement with the Company, the below bullet points will apply.

•	The Company will pay you all salary due to you through your last date of employment.

•	The Company will pay you any accrued but unused paid time off through your last date of employment, which, if your last date of employment is the Separation Date (as defined below) and you do not take any accrued paid time off between the date of this Agreement and the Separation Date, totals $16,225, less taxes and withholdings. Such payment shall be made on your last date of employment in accordance with applicable law.

•	Your eligibility to participate in any other employee benefit plans and programs of the Company will cease in accordance with the applicable benefit plan or program terms and practices, except as otherwise expressly provided in this Agreement.

•	If you have rights under any incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock units, restricted stock awards, unrestricted stock awards and dividend equivalent rights granted to you pursuant to any equity compensation plan of the Company or Lifeward, Ltd. (the “Parent”) approved by the Board of Directors of the Company or the Board of Directors of Parent, as applicable (collectively, “Equity Awards”), your rights to such Equity Awards shall not be affected by this Agreement. All Equity Awards will stop vesting as of the Separation Date and any unvested Equity Awards will be forfeited as of the Separation Date.

•	Your obligations under your Employment Agreement (as defined below), including any confidentiality, assignment of inventions, non-competition, non-solicitation, and other restrictive covenants, and any other policies and agreements with continuing obligations (collectively, the “Continuing Obligations”), will survive in accordance with their terms.

•	The bulleted terms set forth above will not be affected by whether or not you sign this Agreement.

Separation Agreement

The remainder of this letter sets forth the Agreement between you and the Company.

1.	Separation Date and Transition Period

Provided you continue to perform your job duties, you will continue to be employed by the Company through September 30, 2026 (the “Separation Date”). The time period between the date of this Agreement and the Separation Date shall be referred to as the “Transition Period.”

During the Transition Period, you will continue to serve as Chief Financial Officer and perform your current job duties to the best of your abilities, and you will transition your job duties and responsibilities in an orderly manner as reasonably directed by the Company’s Chief Executive Officer or Board of Directors (the “Transition Services”). During the Transition Period, you further agree to comply with all of the Company’s rules, policies, and codes of conduct. During the Transition Period, you will continue to receive your normal Base Salary and benefits in accordance with the First Amendment to Employment Agreement entered into and effective as of August 1, 2025, between you and the Company (the “Employment Agreement”).

On the Separation Date, you will no longer be employed by the Company. The termination of your employment on the Separation Date will be treated, for purposes of the Employment Agreement, as a termination by the Company other than for Cause under Section 8(a)(iv) of the Employment Agreement.

2.	Severance Pay

Provided you (i) sign and comply with this Agreement; (ii) sign, do not revoke, and comply with the General Release, attached hereto as Exhibit A, on the Separation Date (but not before) or within twenty-one (21) days thereafter; and (iii) perform the Transition Services through the Separation Date, the Company will provide you with each of the following:

•	The Company will pay you salary continuation at your current Base Salary rate for six (6) months following the Separation Date (the “Severance Pay”), less customary and required taxes and employment-related deductions. The Severance Pay shall be paid in substantially equal installments in accordance with the Company’s normal payroll practices, starting on the first practicable payroll date following the Effective Date of the General Release (as defined therein), with a catch-up payment on that date for amounts that would otherwise have been paid between the Separation Date and such payroll date.

•	The Company will pay you an amount equal to your Target Bonus for 2026, less customary and required taxes and employment-related deductions (the “Bonus Payment”). The Bonus Payment will be paid in six (6) substantially equal installments over the six (6) month period following the Separation Date, in accordance with the Company’s normal payroll practices, beginning at the same time as the Severance Pay described above.

•	Subject to your eligibility for and proper election to receive benefits under COBRA, the Company shall pay to the group health plan provider, the COBRA provider, or to you, the full monthly COBRA premium to continue coverage for you and your eligible dependents under the Company's group health plan until the earliest of (A) six (6) months following the Separation Date; (B) the date you become eligible for group medical plan benefits under another employer's group medical plan; or (C) the cessation of your health continuation rights under COBRA. If the Company determines it cannot make such payments to the group health plan provider or COBRA provider without potentially violating applicable law, the Company will instead pay the equivalent amount to you directly through payroll, subject to applicable withholding.

You acknowledge that the payments and benefits described in this Section 2 are provided under, and satisfy in full, all payments that are entitled to receive under your Employment Agreement.

3.	Non-Disparagement

Subject to the protected disclosures set forth in Section 5 of this Agreement, you agree that you will not, directly or indirectly, make, publish or communicate (or in any way, directly or indirectly, cause or encourage anyone else to make, publish or communicate) any statement, orally or in writing (in any form, forum or medium including, but not limited to, in, to or via the press, any media, the internet, e-mail, text message, any social media, posting, blog, forum, website, app, LinkedIn, Facebook, Instagram, Twitter, Snapchat, Glassdoor (or any similar sites), any on-line service, system or platform, or otherwise) that (i) in any way disparages the Company and/or any of the other Releasees (as defined in Exhibit A), or (ii) would be reasonably likely or expected to cause damage or harm to the business, professional, customer, personal, business and/or other relationships, goodwill, image or reputation of the Company and/or any of the other Releasees (as defined in Exhibit A). The Company agrees that it will instruct its officers and directors not to disparage you.

4.	Continuing Obligations and Non-Competition

You acknowledge and reaffirm your Continuing Obligations under Sections 7 (Confidential Information) and 12 (Restrictive Covenants) of the Employment Agreement, which shall continue in full force and effect for the periods set forth therein, including the twelve (12) month post-termination non-competition and non-solicitation restrictions described in Section 12(a) through (c) of the Employment Agreement, measured from the Separation Date.

You further acknowledge that, because you are receiving the Severance Pay and other payments described in Section 2 above pursuant to Section 8(b) of the Employment Agreement, you are not eligible for, and will not receive, the Garden Leave payment described in Section 12 of the Employment Agreement. The Continuing Obligations shall not be interpreted to interfere with your rights under Section 5 of this Agreement.

5.	Protected Disclosures and Other Protected Actions

Nothing contained in this Agreement, any other agreement with the Company, or any Company policy limits your ability, with or without notice to the Company, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (the “SEC”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (iii) exercise any rights under Section 7 of the National Labor Relations Act, which are available to non-supervisory employees, including assisting co-workers with or discussing any employment issue as part of engaging in concerted activities for the purpose of mutual aid or protection; (iv) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (v) testify truthfully in a legal proceeding. Any such communications and disclosures must not violate applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). If a Government Agency or any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action), but the Company will not limit any right you may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.

6.	Return of Property

You agree to return all Company documents, records, files, data, computer files, software, all copies of the foregoing (in any form or format, whether hard-copy, electronic, digital or otherwise), and all computers, smartphones, personal data assistants (PDAs) and similar devices, equipment, keys, access cards, credit cards and other physical property to the Company within three (3) days following the Separation Date.

7.	Other Provisions

(a)	Defend Trade Secrets Act. You understand that pursuant to the Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(b)	Termination of Payments. If you materially breach any of your obligations under this Agreement or the Continuing Obligations, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right not to pay the payments described in Section 2 above. The Company's exercise of such right will not affect your continuing obligations under this Agreement.

(c)	Absence of Reliance. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company other than as set forth in this Agreement.

(d)	Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(e)	Relief. You agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of your promises in this Agreement or the Continuing Obligations. You further agree that money damages would be an inadequate remedy for any breach of this Agreement or the Continuing Obligations. Accordingly, you agree that if you breach, your Continuing Obligations, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond. The prevailing party in any action to enforce this Agreement or the Continuing Obligations shall be entitled to recover its reasonable attorneys' fees and costs.

(f)	Waiver. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(g)	Governing Law; Interpretation. This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

(h)	Entire Agreement. This Agreement, together with the Continuing Obligations and any equity plan and equity award agreements between you and the Company or its affiliates (the “Equity Documents”), constitutes the entire agreement between you and the Company regarding the subject matter hereof and supersedes the Employment Agreement and any other previous agreements or understandings between you and the Company, except for the Continuing Obligations, the Equity Documents, and any obligations specifically preserved in this Agreement.

(i)	Counterparts. This Agreement may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document.

Please indicate your agreement to the terms of this Agreement by signing and returning to the Company, the original or a PDF copy of this letter within the time period set forth above.

Sincerely,

Lifeward, Inc.

/s/ Mark Grant
By: Mark Grant

Title: President & CEO	Date:	8/10/2026

By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

/s/ Almog Adar	8/10/2026
Almog Adar	Date

EXHIBIT A – GENERAL RELEASE

To Be Signed No Earlier Than the Separation Date

You hereby acknowledge that this General Release was attached as Exhibit A to the Transition and Separation Agreement dated August 10, 2026 (the “Agreement”), and that this Exhibit A is a part of the Agreement. All terms not otherwise defined in this Exhibit A shall have the definitions given in the Agreement.

General Release

In consideration for, among other terms, the Severance Pay, Bonus Payment, and COBRA Subsidy described in Section 2 of the Agreement, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, and its affiliated and related entities (including Parent), its predecessors, successors and assigns and those of each of the foregoing, their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, securityholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this General Release, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees, including, without limitation, any Claims arising at any time during your employment with the Company, up to and including the Separation Date and the entire Transition Period. This release includes, without limitation, all Claims:

•	relating to your employment by and termination of employment with the Company;

•	of wrongful discharge or violation of public policy;

•	of breach of contract, including without limitation any Claims arising under the Employment Agreement;

•	of defamation or other torts;

•	of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, M.G.L. c. 151B, and the Massachusetts Civil Rights Act);

•	under any other federal or state statute (including, without limitation, Claims under the Worker Adjustment and Retraining Notification Act, the Massachusetts Earned Sick Time Law, the Massachusetts Paid Family Leave law, or the Fair Labor Standards Act);

•	for wages, bonuses, incentive compensation, commissions, stock, securities, stock options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C or otherwise; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees; provided, however, that this release shall not affect your rights under this Agreement, your rights to any vested benefits under any tax-qualified retirement plan, or your rights to indemnification, if any, under the Company's bylaws, certificate of incorporation, applicable law, or any directors’ and officers’ insurance policy. For the avoidance of doubt, your rights to indemnification and coverage under the Company's directors' and officers' liability insurance shall continue following your separation from employment, to the fullest extent provided under applicable law, the Company's organizational documents, and any applicable indemnification agreements or arrangements.

Time for Consideration; Right to Counsel; Effective Date

Because you are over the age of 40, you are entitled to certain protections under the ADEA and the Older Workers Benefit Protection Act. You are advised to consult with an attorney of your choosing before signing this General Release. You acknowledge that you have been given twenty-one (21) days to consider this Agreement and this General Release. To receive the payments and benefits under the Agreement, you must return a signed original of this General Release within twenty-one (21) days after the Separation Date. In the event that you execute and return this General Release in less than twenty-one (21) days following the Separation Date, you acknowledge that such decision was entirely voluntary and that you understood that you had the opportunity to consider this General Release for the entire twenty-one (21) day period. You may not sign this General Release before the Separation Date, so that it covers Claims arising during the entire Transition Period through the Separation Date. For a period of seven (7) days from the date when you sign this General Release, you have the right to revoke this General Release by written notice to the Company, provided that such notice is delivered so that it is received at or before the expiration of the seven (7) day revocation period. This General Release and the Agreement shall not become effective or enforceable during the revocation period. This General Release and the Agreement shall become effective on the first day following the expiration of the revocation period (the “Effective Date”). You understand that, if you revoke this General Release, you will not receive the payments and benefits set forth in the Agreement.

Nothing contained in this General Release, or any other agreement with the Company, limits your ability, with or without notice to the Company, to engage in any of the protected activities set forth in Section 5 of the Agreement.

Acknowledgment

By signing below, you hereby acknowledge that several rights and obligations in the Agreement will continue to be in full force and effect following the Separation Date, including Sections 3, 4, 5, 6, and 7 of the Agreement, as well as your Continuing Obligations under the Employment Agreement.

This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this General Release, that you are knowingly and voluntarily entering into this General Release, and that this General Release may not be signed before the Separation Date.

Almog Adar	Date